                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


           Information to be Included in Statements Filed Pursuant
            to Rules 13d-1(b) and (c) and Amendments Thereto Filed
                             Pursuant to 13d-2(b)

                              (Amendment No.  )*


                     COMPASS PLASTICS & TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                               (Name of issuer)


                   Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                        (Title of class of securities)

                                   203915103
                        ------------------------------
                                (CUSIP number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

  --------------------                                       ------------------
  CUSIP No. 203915103                13G                     Page 2 of 15 Pages
  --------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        J O Hambro Capital Management Limited
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                              0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                              1,080,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                              1,080,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
             1,080,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
            22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
            IA, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------                                       ------------------
  CUSIP No. 203915103                13G                     Page 3 of 15 Pages
  --------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

        J O Hambro Capital Management (Holdings) Limited
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                              0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                              1,080,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                              1,080,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
             1,080,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
            22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
            HC, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------                                       ------------------
  CUSIP No. 203915103                13G                     Page 4 of 15 Pages
  --------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Christopher Harwood Bernard Mills
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                              (a) [_]
                                                                 (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                              0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                              1,080,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                              1,080,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
             1,080,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
            22.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
            IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------                                       ------------------
  CUSIP No. 203915103                13G                     Page 5 of 15 Pages
  --------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Oryx International Growth Fund Limited
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                              (a) [_]
                                                                 (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                              0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                              150,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                              150,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
             150,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
             3.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
             IV, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

  --------------------                                       ------------------
  CUSIP No. 203915103                13G                     Page 6 of 15 Pages
  --------------------                                       ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

        Consulta (Channel Islands) Limited
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                              0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                              150,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                              150,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
             150,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
             3.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
             IA, CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

Item 1(a).  Name of Issuer:
            --------------

     Compass Plastics & Technologies, Inc. (the "Company").


Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

     15730 South Figueroa Street, Gardena, California 90248.


Item 2(a).  Name of Person Filing:
            ---------------------

     This Statement is filed on behalf of the following five persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

4. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management and Consulta serve as investment advisers to Oryx.

5. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager of Oryx.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, 10 Park Place, London SW1A 1LP England.

                                                              Page 7 of 15 Pages

Item 2(c).  Citizenship:
            -----------

     England


Item 2(d).  Title of Class of Securities:
            ----------------------------

     Common Stock, par value $.0001 per share.


Item 2(e).  CUSIP Number:
            ------------

     203915103


Item 3.     If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
            -----------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

     Not Applicable.


Item 4.     Ownership:
          ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of December 31, 1999 are as follows:

                                                            Number of    Number of
                                              Number of      Shares:    Shares: Sole
                             Aggregate      Shares: Sole     Shared       or Shared
          Filing             Number of       Power to       Power to      Power to       Approximate
           Party              Shares:          Vote           Vote        Dispose        Percentage*
-----------------------     ------------    ------------  -----------   ------------     -----------
Holdings                     1,080,000            0        1,080,000      1,080,000           22.1%

J O Hambro                   1,080,000            0        1,080,000      1,080,000           22.1%
Capital Management

Christopher H.B. Mills       1,080,000            0        1,080,000      1,080,000           22.1%

Oryx                           150,000            0          150,000        150,000            3.1%

Consulta                       150,000            0          150,000        150,000            3.1%
------------------------------------------------------------------------------------------------------

     * Based on 4,883,750 of Common Stock, par value $.0001 per share, outstanding as of June 1, 1999, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarter ended April 25, 1999.

Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

                                                              Page 8 of 15 Pages

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          --------------------------------------------------------

     Not Applicable.


Item 8.   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

     See Item 2(a).


Item 9.   Notice of Dissolution of Group:
          ------------------------------

     Not Applicable.


Item 10.  Certification:
          -------------

     Not Applicable.

                                                              Page 9 of 15 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 25, 2000              J O HAMBRO CAPITAL MANAGEMENT LIMITED

                                          /s/ R.G. Barrett
                                   By:  _______________________________
                                   Name:  R.G. Barrett
                                   Title: Director

                                   Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement previously filed.

                                                             Page 10 of 15 Pages

                                   EXHIBITS

     The following documents are filed herewith:

     (a) Joint Filing Agreement dated as of April 25, 2000 among Holdings, J O Hambro Capital Management, Christopher Harwood Bernard Mills, Oryx and Consulta.

                                                             Page 11 of 15 Pages

                            JOINT FILING AGREEMENT

                                                             Page 12 of 15 Pages

                            JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated April 25, 2000 with respect to the shares of Common Stock, $0.0001 par value, of Compass Plastics & Technologies, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  April 25, 2000              J O HAMBRO CAPITAL MANAGEMENT LIMITED

                                         /s/ R.G. Barrett
                                   By:_______________________________
                                   Name: R.G. Barrett
                                   Title:  Director



Date: April 25, 2000               J O HAMBRO & CAPITAL MANAGEMENT
                                   (HOLDINGS) LIMITED

                                         /s/ R.G. Barrett
                                   By:_______________________________
                                   Name: R.G. Barrett
                                   Title:  Director



Date:  April 25, 2000              CHRISTOPHER H.B. MILLS

                                    /s/ C.H.B. Mills
                                   _______________________________



Date: April 25, 2000               ORYX INTERNATIONAL GROWTH FUND
                                   LIMITED

                                   By:  J O Hambro Capital Management Limited,
                                              Its investment advisor

                                         /s/ R.G. Barrett
                                   By:_______________________________
                                   Name: R.G. Barrett
                                   Title:  Director

Date: April 25, 2000               CONSULTA (CHANNEL ISLANDS) LTD

                                         /s/ Barry Carroll
                                   By:_______________________________
                                   Name: Barry Carroll
                                   Title:  Director